Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Sky Financial Group, Inc.

Bowling Green, Ohio

We have audited the accompanying consolidated statements of income, changes in shareholders’ equity and cash flows of Sky Financial Group, Inc. for the year ended December 31, 2002. These financial statements are the responsibility of Sky Financial Group, Inc.’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of Sky Financial Group, Inc.’s operations and its cash flows for the year ended December 31, 2002, in conformity with U.S. generally accepted accounting principles.

As disclosed in Note 1, Sky Financial Group, Inc. adopted new accounting guidance for goodwill and intangible assets in 2002.

We have also audited the adjustments described in Note 26 that were applied to reclassify the 2002 financial statements to give retroactive effect to Sky Financial Group, Inc.’s discontinued operations. In our opinion, such adjustments are appropriate and have been properly applied.

Crowe Chizek and Company LLC

Columbus, Ohio

January 21, 2003, except for Note 26,

as to which the date is July 2, 2004